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UNITED FINANCIAL GROUP, INC.                                       EXHIBIT 11.1
COMPUTATION OF NET INCOME (LOSS) PER COMMON
AND COMMON EQUIVALENT SHARE
(UNAUDITED)
(In Thousands Except Per Share Data)

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                                                           March 31,   March 31,
Three Months Ended:                                          1997        1996
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Computation of net income (loss) applicable to common stock:
Net (income) loss                                           $  (15)         (80)
Redeemable preferred stock dividends accrued                    --         (191)
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Net income (loss) applicable to common stock                $  (15)        (271)
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Computation of average common and common equivalent shares:
Common stock outstanding at beginning and end of period      8,074        8,074
Average common and common equivalent shares                  8,074        8,074
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Net income (loss) per common and common equivalent share    $(0.00)       (0.03)
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